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                                                                    EXHIBIT 5(a)


                                  June 25, 2001

Anadarko Petroleum Corporation
17001 Northchase Drive
Houston, Texas 77060-2141

         Re:      Registration Statement on Form S-3
                  Zero Yield Puttable Contingent Debt Securities
                  Shares of Common Stock, par value $0.10 per share

Ladies and Gentlemen:

         We have acted as counsel for Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the issuance by it of $650,000,000 principal amount of its Zero Yield Puttable Contingent Debt Securities (ZYP-CODES(sm)) due 2021 (the "ZYP-CODES"), pursuant to the First Supplemental Indenture, dated as of March 13, 2001 (the "First Supplemental Indenture"), to the Indenture, dated as of March 9, 2001 (the "Base Indenture" and, together with the First Supplemental Indenture, collectively, the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), and in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined below). The ZYP-CODES and the up to 6,453,525 shares (the "Shares") of common stock, par value $0.10 per share, issuable upon conversion of the ZYP-CODES are being registered for resale by the holders thereof under the Securities Act of 1933, as amended (the "Act") pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

         As the basis for the opinions hereinafter expressed, we have examined
(i) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (ii) the Registration Statement, as amended to date, including the form of prospectus included therein and the documents incorporated by reference therein; (iii) the Indenture; and (iv) such statutes, regulations, corporate records and documents, certificates of public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. We have also made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company and the Trustee. We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all documents submitted to us as originals,
(iv) the conformity with authentic original documents of all documents submitted to us as copies, and (v) as to the forms of all documents in respect of which forms were filed with the Commission or incorporated by reference as exhibits to the Registration Statement, the conformity in all material respects of such documents to the forms thereof that we have examined.

         In conducting our examination of documents, we have assumed that (A) all parties thereto other than the Company (i) had the power, corporate or other, to enter into and perform their respective obligations thereunder, (ii) have duly authorized such documents by all requisite action, corporate or other, and duly executed (or, in the case of the Trustee in respect of the ZYP-CODES, authenticated) and delivered such documents, and that such documents constitute valid and binding obligations of such parties, (B) except as to the Company with respect to the Federal laws of the United States, the laws of the

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State of New York and the Delaware General Corporation Law, all parties to such documents have obtained all requisite third party and governmental consents, authorizations and approvals, and made all registrations and filings, necessary to execute and deliver, and perform their respective obligations under, such documents, and (C) the execution, delivery and performance of such documents do not and will not, violate, or require any consent under, the organic documents of any party thereto (other than the certificate of incorporation and by-laws of the Company) or any law, rule, regulation, consent, order, writ, injunction or decree, or any agreement, indenture or other contractual restriction, applicable to any such person. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company and others.

         Based upon and subject to the foregoing and subject also to the other qualifications and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The ZYP-CODES have been duly authorized, executed, issued and delivered, and the ZYP CODES constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as may be limited by the effect of (i) bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity including, without limitation, reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

         2. The Shares initially issuable upon conversion of the ZYP-CODES have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the ZYP-CODES and the Indenture, will be duly and validly issued and fully paid and non-assessable.

         This opinion speaks only as of its date and we assume no obligations to update this opinion should circumstances change after the date hereof. We express no opinion other than as to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws) and, to the extent applicable, the Federal laws of the United States. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent we do not admit that we are "experts" under the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                            Very truly yours,

                                            /s/ ANDREWS & KURTH L.L.P.

                                            Andrews & Kurth L.L.P.